UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
 ________________________
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 18, 2016

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LKQ CORPORATION
(Exact name of registrant as specified in its charter)

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Delaware	000-50404	36-4215970
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

500 West Madison Street, Suite 2800 Chicago, IL		60661
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (312) 621-1950
N/A
(Former name or former address, if changed since last report)

 ________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 18, 2016, LKQ Corporation ("LKQ") entered into a Stock and Asset Purchase Agreement (the “Agreement”) to sell the OEM glass manufacturing business of its Pittsburgh Glass Works subsidiary to a subsidiary of Vitro S.A.B. de C.V. for a sale price of $310 million, subject to potential post-closing purchase price adjustments. The Agreement contains customary representations and warranties, covenants and conditions, and closing will be subject to receipt of necessary regulatory approvals. Subject to the satisfaction of all conditions to closing, the transaction is expected to be completed in the first quarter of 2017. The foregoing description of the Agreement is qualified in its entirety by reference to the complete text of the Agreement, which will be filed as an exhibit to LKQ's annual report on Form 10-K for the year ending December 31, 2016.

Item 8.01	Other Events.

Upon execution of the Agreement, LKQ concluded that the OEM business met the criteria to be classified as held for sale in LKQ’s consolidated financial statements. As a result, the assets related to the OEM business will be reflected on LKQ’s consolidated balance sheet at the lower of the net asset carrying value or fair value less cost to sell. LKQ is in the process of evaluating the accounting for the disposition but currently expects to record a non-cash pretax charge in the range of approximately $25 - $35 million in the fourth quarter of 2016 related to the impairment of long-lived assets associated with the OEM business. The long-lived assets primarily consist of property, plant & equipment. In addition, LKQ is unable at this time to determine the size or impact of income tax consequences related to the transaction. LKQ will fully describe and disclose the amount of the charge in its annual report on Form 10-K for the year ending December 31, 2016.

On December 19, 2016, LKQ issued a press release announcing the execution of the Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit
99.1	Press release dated December 19, 2016.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: December 20, 2016

LKQ CORPORATION

By:	/s/ VICTOR M. CASINI
Victor M. Casini
Senior Vice President and General Counsel